Exhibit 10(d)

TO:     [Executive Name]

PID:

NOTICE OF STOCK OPTIONS AWARD WITH

TANDEM STOCK APPRECIATION RIGHTS

The Human Resources and Compensation Committee of the Board of Directors (“Committee”) of Parker-Hannifin Corporation (“Company”) has awarded you the following stock options (“Options”) with tandem stock appreciation rights (“SARs”) under the Company’s 2003 Stock Incentive Plan (“Plan”):

Grant Date:	XX/XX/XXXX

No. of Shares to Which Options/SARs Apply:	____________

Grant Price:	$XX.XX

Expiration Date:	XX/XX/XXXX at 4:00 PM Eastern Time

You may exercise all or any portion of this Award as either Options or SARs but not both. Exercising of any portion of the Award as Options automatically cancels the corresponding SARs, and exercising of any portion of the Award as SARs automatically cancels the corresponding Options.

The grant price (“Grant Price”) is equal to the Fair Market Value of one share of common stock in the company (“Share”) on the Grant Date, which is the reported closing price on the New York Stock Exchange-Composite Transactions on the Grant Date.

Each Option entitles you to purchase one Share at the Grant Price. Each SAR entitles you to receive the increase in value between the Grant Price and the Fair Market Value at exercise (“Appreciation”) of one Share in accordance with the terms of the Plan and rules of the Committee in effect at the time of exercise. Upon exercise of a SAR, the Appreciation will be paid to you in Shares having an equal value. The calculation of Appreciation is described in more detail below. The Company may elect, in its sole discretion, to pay the Appreciation in cash in lieu of Shares.

Your Award will expire at the date and time indicated above as Expiration Date unless an earlier lapse date (“Lapse Date”) applies due to a change in your employment status, as provided in this Award.

Calculation of SAR Appreciation.

Appreciation is calculated by subtracting the Grant Price from the Fair Market Value of the Shares at exercise and multiplying the result by the number of SARs exercised. Currently, the Fair Market Value at exercise is the prior day’s closing price on the New York Stock Exchange – Composite Transactions. The number of Shares issued on exercise will be that number (rounded down to the nearest whole number) derived from dividing the Appreciation by the Fair Market Value at exercise per Share. No cash consideration will be paid for the fractional portion eliminated by rounding.

Vesting Schedule.

Except as provided below, while you are an active full-time employee, this Award will vest in one-third increments in accordance with the following schedule (“Vesting Schedule”):

[Vesting Schedule]

In the event of a Change in Control of the Company (as defined in the Plan), all of the Options/SARs granted in this Award will immediately vest and become exercisable.

If your continuous full-time employment is terminated prior to a scheduled vesting date as a result of your death, long-term disability, or retirement under the applicable retirement plan or Company policy, all unvested Options/SARs will continue to vest in accordance with the Vesting Schedule above.

Upon vesting, your Options/SARs are exercisable in accordance with the terms of this Award and the Plan only while you are a full-time employee of the Company or one of its subsidiaries at any time until the Expiration Date or Lapse Date, as the case may be. Vested Options/SARs may also be exercised upon termination of your continuous full-time employment in accordance with the specific status change rules set forth below.

Effect of Status Changes.

If your continuous full-time employment is terminated prior to a vesting date for any reason other than death, long-term disability, or retirement under the applicable retirement plan or Company policy, then all unvested Options/SARs as of the date of termination will lapse and cannot be exercised.

If your continuous full-time employment is terminated for any reason (including death, long-term disability, or retirement), then vested Options/SARs are exercisable any time before the applicable Lapse Date shown below.

Status Change – If your continuous full-time employment terminates due to:	Lapse Date – Then the Options/SARs under this Award will lapse on:
(A) Long-Term Disability or Retirement	The Expiration Date.

(B) Death	The earlier of: (i) Two (2) years after your death or (ii) the Expiration Date.

(C) Any Other Termination	The earlier of: (i) Three (3) months from the date of termination or (ii) the Expiration Date.

Exercise and Settlement Procedures.

To exercise all or any portion of your vested Options/SARs, you must follow the exercise procedures in effect at the time of exercise. The exercise price for Options may be paid in cash or in Shares. If paid in Shares, the number of Shares to be surrendered in payment of the exercise price shall be valued using the Fair Market Value at exercise.

Upon exercise of your Options/SARs, the Company will instruct its stock transfer agent to issue the net number of Shares you are entitled to receive. If any portion of the Award is exercised as SARs, the Company may, in its sole discretion, elect to settle the exercise in cash in lieu of Shares.

Automatic Self-Exercise Prior to Expiration.

Any vested Options/SARs under this Award that have a net Appreciation (after all applicable withholding taxes) but remain unexercised on the business day preceding the Expiration Date will automatically self-exercise on the Expiration Date to prevent forfeiture.

Compensation and Payment of Income Withholding Taxes.

If you are a U.S. citizen, you do not recognize taxable income upon receipt of this Award. In certain foreign countries, however, you may be taxed, and you should review the taxation with the local country Financial Service Manager. In the year in which you exercise Options or SARs, the difference between the Grant Price and the Fair Market Value at exercise of the Options or the Appreciation on the SARs will be reported as additional compensation and will be subject to applicable income and employment taxes. Parker will report the additional income on your W-2 and will observe all applicable tax withholding requirements at the time of exercise. For U.S. citizens, withholding may include federal, state and local income tax, FICA, Medicare, or other statutorily-required taxes (“Taxes”). All Taxes must be paid at the time of exercise by surrendering a portion of the Shares received in settlement except where transferred Options are exercised by a transferee, in which case the Taxes must be paid in cash by you. In the event the Company elects to settle the exercise in cash, the Taxes due upon exercise will be deducted from the cash settlement prior to payment.

Tax Withholding Calculation.

The Company will withhold for Taxes the number of Shares having an aggregate value based on the Fair Market Value at exercise at least equal to the amount required to be withheld by law. If the value of the withheld Shares exceeds the withholding tax amount due, the excess (which will be less than the value of one Share) will be credited to federal income tax withholding.

Reloadability.

If you exercise your Award as Options and tender shares to satisfy the Option cost, you will receive one (1) restorative or “reload” grant of SARs (“Reload SARs”) effective on the exercise date equivalent to the number of Shares surrendered to satisfy the Option cost. The Reload SARs will have a Grant Price equal to the Fair Market Value of the Shares on the exercise date as set forth by the Plan and the rules of the Committee. Currently, the Fair Market Value of the Reload SARs is the reported closing price of the Shares on the New York Stock Exchange - Composite Transactions on the exercise date. Except as otherwise set forth in this Award, no Reload SARs may be exercised (a) prior to the completion of one (1) year of continuous full-time employment following the exercise date; and (b) unless you have retained the Shares resulting from the Option exercise (less a sufficient number of Shares to satisfy withholding tax obligations) for a period of one (1) year from the exercise date. All other terms and conditions of the Reload SARs will be identical to those initially granted in this Award, including, without limitation, the original Expiration Date.

Transferability.

Your Options/SARs are not transferable or assignable during your life except to (a) your spouse, children or their lineal descendants (“Immediate Family Members”), (b) one or more trusts for the benefit of you and/or one or more of your Immediate Family Members; or (c) a partnership or limited liability company in which you or your Immediate Family Members are the only partners or members; provided, however, in each case that you (i) submit a completed Stock Option/SAR Assignment Form to the Stock Incentive Plan Administrator or comply with other procedures in effect at the time of the transfer and (ii) do not receive any consideration for the transfer. All transferred Options/SARs remain subject to the terms and conditions of this Award and the Plan (except that such transferred Options/SARs are not transferable by the transferee during life).

Detrimental Activity.

If you engage in any Detrimental Activity (as defined in the Plan), the Committee may at any time and in its sole discretion cancel and revoke all or any portion of your unexercised Options/SARs or require repayment to the Company of any compensation received (in the form of cash or Shares) from your exercise of any portion of the Options/SARs. The Plan defines Detrimental Activity as any activity that is determined in individual cases, by the Committee or its express delegate, to be detrimental to the interests of the Company or a subsidiary, including without limitation (i) rendering of services to an organization, or engaging in a business, that is, in the judgment of the Committee or its express delegate, in competition with the Company; (ii) disclosure to anyone outside of the Company, or the use for any purpose other than the Company’s business, of confidential information or material related to the Company, whether acquired during or after employment with the Company; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) violation of the Company’s Code of Ethics.

Consent to Use Data.

By acknowledging the terms of this Award, you hereby consent to the cross-border collection, use and disclosure by the Company and its subsidiaries of certain personal data required solely for the purpose of the administration and exercise of this Award. Disclosure of personal data shall be limited to your name, gender, address, telephone number, date of birth, date of hire, position, grade, supervisor, country of residence and country of employment. All personal data shall be treated as highly confidential and shall not be used for any purpose other than Stock Incentive Plan administration.

Notification of Change in Personal Data.

If your address or contact information changes while any portion of this Award remains unexercised, the Company must be notified in order to administer this grant. Notification of such changes should be provided to the Company as follows:

•	Domestic Participants (employees who are on the U.S. or Canadian payroll system):

•	Active employees: Update your address and contact information directly through your Personal Profile section in the Employee Self-Service site.

•	Retired, terminated, or family member of deceased participant: Contact the Benefits Service Center at 1-800-992-5564.

•	International Participants (employees who are not on U.S. or Canadian payroll system):

•	Active, retired, terminated, or family member of deceased participant: Contact your country Human Resources Manager.

Prospectus Notification.

A Memorandum describing the terms of the 2003 Stock Incentive Program which governs this Award (“Prospectus”) and the most recent Annual Report and Proxy Statement issued by Parker-Hannifin Corporation are available for your review on your Stock Incentives Web page. You have the right to receive a printed copy of the Prospectus upon request by either calling the Stock Incentive Plan Administrator at 216-896-2950 or by sending your written request to Parker’s Legal Department.

All Terms Subject to the Plan.

This Award and all rights under this Award are at all times subject to all other terms, conditions and provisions of the Plan (and any rules or procedures adopted under the Plan by the Committee). All capitalized terms shall have the meaning ascribed to such terms in the Plan. In the event of a conflict between the terms of the Plan and this Award, the terms of the Plan control.

By acknowledging the terms of this Award, you acknowledge that: (i) any Award of Options/SARs or other equity compensation is purely discretionary and is not compensation/salary for termination indemnity purposes; (ii) future awards of Options/SARs or other equity incentives may be discontinued at any time; and (iii) an Award of Options/SARs or other equity compensation in one year does not guarantee an Award in future years.

Your Action Items. Please take the following actions, as appropriate:

•

Acknowledge your receipt of this Award and your agreement to its terms by clicking on the “Accept” button below. Failure to acknowledge receipt of this Award and agree to its terms will jeopardize your ability to exercise the Options/SARs granted in this Award.

•

Inform the Company of any change in address or contact information. Refer, if necessary, to the section titled “Notification of Change in Personal Data” for instructions on how to provide notification to the Company.

Sincerely yours,

Thomas A. Piraino, Jr.
Vice President, General Counsel and Secretary

[Accept Button]    [Back Button]